UNITED STATES SECURITIES AND EXHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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RADYNE CORPORATION
Formerly Radyne Comstream, Inc
(Name of Registrant as Specified in Its Charter)
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RADYNE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2006
     To Our Stockholders:
The 2006 Annual Meeting of Stockholders of Radyne Corporation (the “Company”) will be held at the office of the Company at 3138 East Elwood Street, Phoenix, Arizona, 85034, on June 7, 2006, beginning at 2:00 p.m. local time. The annual meeting is being held for the following purposes:
1.	To elect five Directors, each for a term of one year; and

2.	To vote upon a proposal to amend the Company’s 2000 Long-Term Incentive Plan;

3.	To transact such other business that may properly come before the meeting.
Stockholders of record at the close of business on April 24, 2006, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Your vote is very important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it to us in the enclosed postage-paid envelope or via facsimile to (602) 437-4811. You may also vote your shares via the Internet or by calling the 800-number listed on your proxy card.

By Order of the Board of Directors
/s/ Robert C. Fitting
Robert C. Fitting
Chief Executive Officer

April 28, 2006
Phoenix, Arizona

RADYNE CORPORATION
3138 East Elwood Street
PHOENIX, ARIZONA 85034
(602) 437-9620
PROXY STATEMENT
     This Proxy Statement relates to the 2006 Annual Meeting of Stockholders to be held on June 7, 2006, at 2:00 p.m. local time, at the office of Radyne Corporation located at 3138 East Elwood Street, Phoenix, Arizona, 85034, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by your Board of Directors. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about May 5, 2006.
Delivery of Documents to Stockholders Sharing an Address
     Only one Proxy Statement will be delivered to multiple stockholders who share an address unless the stockholders have previously provided the Company with contrary instructions. Upon written or oral request, the Company will promptly deliver separate copies of the Proxy Statement to multiple stockholders at a shared address. A stockholder who wishes to receive a separate copy of the Proxy Statement, now or in the future, should submit this request in writing to Radyne Corporation, Attention: Corporate Secretary, 3138 East Elwood Street, Phoenix, Arizona, 85034 or by calling (602) 437-9620. Stockholders sharing an address who are receiving multiple copies of proxy materials, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of five Directors. In addition, management will report on our progress during 2006 and respond to questions from stockholders.
Who is entitled to vote?
     Only stockholders of record at the close of business on the record date, April 24, 2006, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on April 24, 2006, there were issued and outstanding 17,779,710 shares of our common stock, which are entitled to cast 17,779,710 votes.

Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.
How do I vote?
     If you were a holder of record of Radyne Corporation shares of common stock as of April 24, 2006, you can vote in one of four ways:
•	Vote by Internet – follow the instructions on the Internet at: https://www.proxyvotenow.com/radn; or

•	Vote by phone – call toll-free 1-866-233-5380; or

•	Vote by Internet or phone must be done by 3:00 a.m. (EST), June 7, 2006

•	Vote by proxy card – mark, sign, and date your proxy card and return it promptly, but in no event later than June 2, 2006; or

•	Vote in person – if you attend the meeting, you may deliver your completed proxy card in person or vote in person by completing the ballot form that will be provided.
What if I vote and then change my mind?
     You may revoke your proxy at any time before it is exercised by:
•	Filing with our Corporate Secretary a notice of revocation; or

•	Sending in another duly executed proxy bearing a later date; or

•	Attending the meeting and casting your vote in person.
     Your last vote will be the vote that is counted.
What are the Board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board of Director’s recommendation is set forth together with a description of each proposal in this Proxy Statement. The Board of Directors recommends a vote FOR election of the nominated slate of Directors and FOR the amendment to the Company’s 2000 Long-Term Incentive Plan.
     With respect to any other matter that properly comes before the meeting, the proxyholders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What constitutes a quorum?
     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares on the record date will constitute a quorum, permitting us to conduct our business at the annual meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What vote is required to approve each item?
     Election of Directors. Election of a Director requires affirmative votes of the holders of a plurality of the shares present in person, or represented by proxy, and entitled to vote at a meeting at which a quorum is present. The five persons receiving the greatest number of votes will be elected as Directors. Since only affirmative votes count for this purpose, a properly executed proxy marked “WITHHOLD AUTHORITY”

with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     Effect of Broker Non-Votes. If your shares are held by your broker in “street name,” you will receive a voting instruction form from your broker or the broker’s agent, asking you how your shares should be voted. Please complete the form and return it in the envelope provided by the broker or agent. No postage is necessary if mailed in the United States. If you do not instruct your broker how to vote, your broker may vote your shares at its discretion or, on some matters, may not be permitted to exercise voting discretion. Votes that could have been cast on the matter in question if the brokers had received their customers’ instructions but did not, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority, are referred to as “broker non-votes.” Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
GOVERNANCE OF THE COMPANY
     The Board of Directors believes that it is necessary that a majority of the Board of Directors be comprised of “independent” Directors as set forth in Rules 4200 and 4350 of the National Association of Securities Dealers (“NASD”) listing standards and that it is desirable to have at least one financial expert on the Board of Directors as set forth in section 401(h) of Regulation S-K under the federal securities laws. During 2005, the independent members of the Board of Directors met 4 times.
     Below sets forth the current Directors of the Company:

Name of Director	Age	Title
Yip Loi Lee	62	Director
Dennis W. Elliott	64	Director
Robert C. Fitting	71	Director and Chief Executive Officer
Dr. C.J. Waylan	64	Director and Chairman of the Board
Michael A. Smith	62	Director
Dr. James Spilker, Jr.	72	Director
See Election of Directors — Proposal No. 1, page 10, for discussion of independence of the nominees of the Board of Directors.
Are employees of Radyne Corporation or its subsidiaries paid additional compensation for service as a Director?
     No. We do, however, reimburse them for travel and other related expenses.
How are Directors compensated?
     As stated above, our policy has been to pay no cash compensation to Directors who are our employees for their service as Directors. Non-employee Directors are paid $25,000 annually for their membership. Additionally, the Board Chairman will receive $10,000 and the Audit Chairman will receive $6,000 annually. Members of the Audit Committee will receive an additional $6,500, members of the Compensation Committee will receive an additional $2,500, and members of the Governance and Nominating Committee will receive an additional $2,500, all annually. On August 23, 2005, the Board of

Directors granted Directors: Elliott, Lee, Smith, Spilker, and Waylan options to purchase 10,000 shares each of our common stock at $11.24 per share. These options will expire on August 23, 2015. During fiscal 2005, no other options were granted to the Directors.
How often did the Board of Directors meet during fiscal 2005?
     The Board of Directors met 9 times during fiscal 2005. Attendance by Directors at the meetings of the Board of Directors and Board committees on which they served was 100%. All of our Directors attended last year’s annual meeting of the stockholders.
     The Audit Committee, made up entirely of independent Directors, as that term is defined by SEC regulations and Rule 4200(a)(15) of the NASD listing standards, met 12 times during the year. All members of the Audit Committee attended each meeting.
What committees has the Board of Directors established?
     The Board of Directors has standing Compensation, Audit and Governance and Nominating Committees.

Governance and
	Compensation		Nominating
Name	Committee	Audit Committee	Committee
Yip Loi Lee			X
Dr. C.J. Waylan	X	X	X
Dennis W. Elliott	X	X	X
Michael A. Smith	X	X	X
Dr. James Spilker, Jr.	X
     Executive Committee. The Executive Committee, which consisted of Directors: Lee, Waylan and Fitting, reviews questions and concerns in lieu of the full Board of Directors. During 2005, the Executive Committee did not meet. During 2005, the full Board of Directors convened in every instance requiring their consideration. Accordingly, the Board of Directors elected to dissolve the Executive Committee in 2005.
     Compensation Committee. The Compensation Committee, consisting of Directors: Waylan, Elliott, Smith, and Spilker, met four times during fiscal 2005. The Compensation Committee reviews the performance of management and will at the appropriate times review the structure of management. The Compensation Committee also reviews and approves our compensation policies and administers our 1996 Incentive Stock Option Plan and our 2000 Long Term Incentive Plan. Additionally, the Committee reviews and makes recommendations to the Board of Directors regarding Director compensation. The report of the Compensation Committee is included herein on page 21.
     Audit Committee. The Audit Committee, consisting of Directors: Elliott, Waylan and Smith, met 12 times during fiscal 2005. The Audit Committee reviews and approves the scope of the audit performed by our independent auditors as well as our accounting principles and internal accounting controls. The Audit Committee must approve all related party transactions and must pre-approve all services of the independent accountants.

     The Audit Committee operates under a written Audit Committee Charter, a copy of which was attached as Appendix A to the Proxy Statement filed on April 29, 2005, for the fiscal year 2004. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of SEC regulations and Rule 4200(a)(15) of the NASD listing standards. Mr. Elliott is the Chairman of the Audit Committee and serves as the Audit Committee’s financial committee expert, as defined by SEC regulations. The report of the Audit Committee is included herein on page 6.
     Governance and Nominating Committee. The Governance and Nominating Committee, consisting of Directors: Lee, Waylan, Elliott and Smith, met two times during 2005. The Board of Directors has determined that although Mr. Lee is not considered independent, there are exceptional circumstances which merit his membership on the Governance and Nominating Committee.
     The Governance and Nominating Committee identifies and nominates candidates for Board of Directors membership and the Chief Executive Officer. All of the nominees recommended for election to the Board of Directors at the annual meeting are Directors standing for reelection.
     The Governance and Nominating Committee operates under a written Governance and Nominating Committee Charter, a copy of which was attached as Appendix B to the Proxy Statement filed on April 29, 2005, for fiscal year 2004. The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees to serve as Directors. The Governance and Nominating Committee also assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. If vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee may seek recommendations from current members of the Board of Directors, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. In 2005, we did not pay any fees to any third party to assist in identifying or evaluating potential nominees for the Board of Directors.
Communications with the Board of Directors
     Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Radyne Corporation, Attention: Linda Dyvig — Investor Relations, 3138 East Elwood Street, Phoenix, Arizona, 85034 or by submitting an email to ldyvig@radn.com. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Report of the Audit Committee
          The Securities and Exchange Commission rules now require us to include in our Proxy Statement a report from the Audit Committee of the Board of Directors. The following report concerns the Audit Committee’s activities regarding oversight of our financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.
          It is the duty of the Audit Committee to provide independent, objective oversight of Radyne Corporation’s financial reporting process, accounting functions and internal controls. The Audit Committee acts under a written charter that sets forth the audit related functions we are expected to perform. Our audit functions are to:
•	Serve as an independent and objective party to monitor Radyne Corporation’s financial reporting process and system of internal control structure;

•	Review and appraise the audit efforts of Radyne Corporation’s independent auditors; and

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.
          We meet with management periodically to consider the adequacy of Radyne Corporation’s internal controls and the objectivity of its financial reporting. We discuss these matters with Radyne Corporation’s independent auditors and with appropriate financial personnel. We regularly meet privately with the independent auditors, who have unrestricted access to the Audit Committee. We also recommend to the Board of Directors the appointment of the independent auditors and review periodically their performance and independence from management. Toward that end, we have considered whether the non-audit related services provided by Radyne Corporation’s independent auditors are compatible with their independence. In addition, we review our financing plans and report recommendations to the full Board of Directors for approval and to authorize action.
          Management of Radyne Corporation has primary responsibility for its financial statements and the overall reporting process, including its system of internal control structure. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present Radyne Corporation’s financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discuss with the Company any issues they believe should be raised. Our responsibility is to monitor and review these processes.
          It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of Radyne Corporation and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting and auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on Radyne Corporation’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that Radyne Corporation’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of Radyne

Corporation’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that Radyne Corporation’s independent accountants are in fact “independent.”
     This year, we reviewed Radyne Corporation’s audited consolidated financial statements and met with both management and KPMG LLP, the Company’s independent auditors, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Radyne Corporation. We also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 and No. 90.
     Based on these reviews and discussions, we recommended to the Board of Directors that Radyne Corporation’s audited consolidated financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Dennis W. Elliott, Chairman Dr. C.J. Waylan Michael A. Smith

Code of Ethics
          The Company has adopted a code of ethics that applies to all Directors, officers and employees of the Company, including the Chief Executive Officer, Chief Financial Officer, Corporate Controller, Chief Operating Officer and Chief Technical Officer. A copy of our code of ethics will be mailed, at no charge, by writing to us at Radyne Corporation, Attention: Linda Dyvig – Investor Relations, 3138 East Elwood St., Phoenix, Arizona 85034 or by submitting an email to ldyvig@radn.com. If we make any amendment to, or grant any waivers of, a provision of the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller where such amendment or waiver is required to be disclosed under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore on our internet website at www.radn.com.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following table sets forth, as of March 23, 2006, the ownership of our common stock by (i) each person who is known by us to own of record or beneficially more than 5% of our outstanding Common Stock, (ii) each of our Named Executive Officers, (iii) each of our Directors, and (iv) all of our Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated subject to applicable community property law.

		Shares Deemed to
		be Beneficially	Options Exercisable		Percentage
Name	Address	Owned	within 60 days	Total	of Class (1)

Directors and Executive Officers
Robert C. Fitting	(2)	57,498	311,964	369,462	2.09%
Malcolm C. Persen	(2)	2,994	92,002	94,996	*
Myron Wagner	(2)	10,000	25,000	35,000	*
Steven W. Eymann	(2)	57,328	301,490	358,818	2.03%
Garry D. Kline	(2)	48,225	168,165	216,390	1.22%
Yip Loi Lee	(2)	—	51,000	51,000	*
C. J. Waylan	(2)	10,500	40,000	50,500	*
Dennis W. Elliott	(2)	—	41,000	41,000	*
Michael A. Smith	(2)	—	30,000	30,000	*
James J. Spilker, Jr.	(2)	—	10,000	10,000	*

All Directors and executive officers of Radyne Corporation as a group (ten persons)		186,545	1,070,621	1,257,166	7.10%

Certain Beneficial Owners**
Royce & Associates, LLC	(3)	907,400		907,400	5.12%

*	Less than one percent.

**	Shareholders holding more than 5% of Radyne Corporation capital stock as of March 23, 2006.

(1)	The numbers and percentages shown include the shares of common stock actually owned as of March 23, 2006, and the shares of common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of March 23, 2006, upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(2)	The address for each of these stockholders is: c/o Radyne Corporation Inc., 3138 East Elwood Street, Phoenix, Arizona 85034.

(3)	The address is: c/o Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent stockholders are required by SEC regulation, to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received during the year ended December 31, 2005, we believe that, during such year our executive officers, Directors and ten-percent stockholders complied with all such filing requirements, except as follows: options granted to each of Messrs. Eymann, Persen, and Directors: Waylan, Lee, Elliott, Smith, and Spilker on August 23, 2005, should have been reported on Form 4 by August 25, 2005, but were reported on Form 4 on September 30, 2005; initial statement of beneficial ownership of securities for Dr. Spilker on August 23, 2005, should have been reported on Form 3 by September 6, 2005 (10 business day of event), but was reported on Form 3 on September 29, 2005.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We have entered into Change of Control Severance Agreements with certain of our executive officers. See below under “Change-of-Control Arrangements.”
PROPOSALS REQUIRING YOUR VOTE
Election of Directors (Proposal No. 1)
General
     A board of five Directors is to be elected at the annual meeting. It is expected that a majority of the common stock will be voted in favor of the five nominees named below, all of whom are current Directors. If any nominee is unable or declines to serve as a Director, an alternate nominee will be designated by the present Board of Directors to fill the vacancy. Michael A. Smith has decided not to stand for re-election to the Board of Directors and has advised the Board of Directors that there is no disagreement between him and the Board of Directors of the Company on any matter relating to the Company’s operations, policies, or practices. The term of office for each person elected as a Director will continue until the next annual meeting or until his or her successor has been elected and qualified. The following five people are our nominees to serve as Directors: (1) Yip Loi Lee; (2) Dennis W. Elliott; (3) Robert C. Fitting; (4) Dr. C.J. Waylan; and (5) Dr. James Spilker, Jr.
     The Board of Directors has determined that three of the five nominees for the Board of Directors are “independent” as that term is defined by regulations of the Securities and Exchange Commission (“SEC”) and Rule 4200(a)(15) of the NASD listing standards. In making this determination, the Board of Directors considered transactions and relationships between each Director or his or her immediate family and the Company. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the Director is independent. As a result of this review, the Board of Directors affirmatively determined based on its understanding of such transactions and relationships that all of the Directors nominated for election at the annual meeting are independent, with the exception of Robert C. Fitting, our Chief Executive Officer, and Yip Loi Lee, who has served as an unpaid executive officer of the Company’s former majority shareholder.

Vote Required
     If a quorum is present and voting, the five nominees receiving the highest number of votes will be elected to the Board of Directors.

     The Board of Directors recommends a vote FOR election of each of the Director nominees.
Nominees
     The names of the nominees, and certain information about them are set forth below:
     YIP LOI LEE has been a Director since August 1996, and is a member of the Governance and Nominating Committee of the Board of Directors. He was Regional Director (America) of Singapore Technologies Pte Ltd from March 1994 until December 1998, and from May 1990 to January 1997, he was President of its affiliate, Metheus Corporation. Prior to that time, he held a number of managerial positions with such corporations as Singapore Technologies Pte Ltd, Jurong Industries Ltd and Morgan Guaranty Trust, and government positions with the Singapore Ministries of Education, Defense, Culture and Home Affairs. Mr. Lee is currently president and Director of WhiteRock2 Management (USA) Inc. He is also a Director of WhiteRock Investments III Ltd, and WhiteRock2 Management Ltd. Mr. Lee holds a Bachelor of Science Degree (with Honors) from the University of Singapore and completed the Advanced Management Program at Harvard Business School, and the commercial banking management program at J.P. Morgan.
     DENNIS W. ELLIOTT has been a Director since October 1998, and is Chairman of the Audit Committee. He is also a member of the Compensation and the Governance and Nominating Committees of the Board of Directors. He is the President of Elliott Communications Co., a technology/marketing/finance consulting concern involved in advising companies on strategy and developing operating ventures in telecommunications, data networking, digital television/HDTV and multimedia. He has also held executive positions at Pacific Telecom, Inc., RCA American Communications (now SES Americom) and RCA Global Communications. He was the principal financial officer at Pacific Telecom and RCA American Communications. Mr. Elliott holds an M.B.A. from Harvard University, an M.S.E.E from Stanford University, and a B.S.E.E. from the University of Iowa.
     ROBERT C. FITTING has been a Director since March 1995, and has served as our Chief Executive Officer since October 1998 and was our President from February 1995 until March 28, 2000. Mr. Fitting has a Master of Electrical Engineering degree from New York University, and a Bachelor with distinction from Penn State University. His professional career began at Bell Laboratories in 1962 where he spent six years developing innovative communication technologies. Mr. Fitting then joined the Motorola Government Electronics Division where he was an engineering manager. He published more than a dozen technical papers and was awarded a number of patents. He left Motorola in 1978 to build a new company under an agreement with Comtech Telecommunications named Comtech Data Corporation, subsequently known as Fairchild Data Corporation. Mr. Fitting was the General Manager and President of Comtech Data Corporation from 1978 to 1984. He left Comtech to start EFData Corporation. As co-founder, CEO and President of EFData Corporation, Mr. Fitting built the company into a worldwide market leader in satellite communications equipment. While at EFData, Mr. Fitting won the “Arizona Entrepreneur of the Year” award in the manufacturing/high technology category. He retired from EFData in 1994. In 1995, he took over the management of Radyne, a company emerging from bankruptcy.

     DR. C. J. WAYLAN has been a Director since February 2000, is Chairman of the Board of Directors and Chairman of the Governance and Nominating Committee. He is also a member of the Audit and Compensation Committees of the Board of Directors. He is currently an advisor to several telecommunications and satellite companies. Since September 1997 he has been President and Chief Executive Officer of CCI International, NV. Before retiring in 1996, Dr. Waylan served in several senior executive positions for GTE Corporation. He served as president of GTE Spacenet and as Executive Vice President in the GTE wireless group, which included GTE Mobilnet. Dr. Waylan served in the US Navy for twenty years in a number of space and communications-related positions. He has a Bachelors degree from the University of Kansas, and an Master of Electrical Engineering and Ph.D. from the Naval Postgraduate School. He currently serves on the Boards of Directors of Globecomm Systems, Inc., and CCI International.
     DR. JAMES SPILKER, JR. has been a Director since August 2005. He is also a member of the Compensation Committee. Dr. Spilker was a co-founder in and currently has served on the Board of Directors of Rosum Corporation, which designs and markets a location tracking solution. He is also on the Strategic Advisory Board for Boeing Connexion Internet access and other ASIC chip related companies, and is a member of the Board of Advisors of the USC Communications Sciences Institute and Stanford University School of Engineering, the National Academy of Engineering, and is a Life Fellow of IEEE. He is the author of Digital Communications by Satellite and a co-author of Global Positioning System; Theory and Application and Evolution of Modern Communications Security. Dr. Spilker received his Bachelors, Masters, and Ph.D. in Electrical Engineering from Stanford University.
Amendments to The Radyne Corporation 2000 Long-Term Incentive Plan (Proposal No. 2)
     Proposal No. 2 seeks stockholder approval of certain amendments to the Radyne Corporation 2000 Long Term Incentive Plan (the “Plan”) to increase the total number of shares authorized to be issued under the Plan by 1,000,000 from 4,000,000 to 5,000,000. The 1,000,000 share increase represents approximately 5.6% of our 17,779,710 total outstanding shares as of the record date. Further, the amendment deletes and intentionally leaves blank Section 13.2 and amends and restates sections 5.2 and 7.1(a) of Plan. The deletion of Section 13.2 would take away the ability of the Board of Directors to offer to exchange or buy out any previously granted award (as defined in the Plan). Amended and restated Section 5.2 provides:
LAPSED OR ASSUMED AWARDS. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award pursuant to the Plan. Additionally, to the maximum extent permitted by applicable law or any securities exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. However, for avoidance of doubt, the exercise of a stock-settled SAR or net-cashless exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance hereunder by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.
This amended and restated provision would require that any exercise of a stock-settled stock appreciation right (“SAR”) or a net-cashless exercise of an option (as defined in the Plan) reduce the number of shares of stock available for issuance under the Plan by the entire number of shares of stock subject to that SAR or option (as defined in the Plan), even though a smaller number of shares of stock may be issued upon the exercise. This amended and restated provision would also require that shares of stock tendered to pay the exercise price of an option (as defined in the Plan) or to satisfy a tax withholding obligation arising in connection with an award may not become available for grant or sale under the Plan.
Amended and restated Section 7.1(a) provides:
     (a) EXERCISE PRICE. The exercise price per share of Stock under an Option will be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option will not be less than the Fair Market Value as of the date of grant.
This amended and restated provision would eliminate the discretion that the Board of Directors has, under the current version of the Plan, to grant options (as defined in the Plan) for less than fair market value.
     In March 2006, our Board of Directors approved, subject to stockholder approval, the amendments to the Plan, which delete and intentionally leave blank Section 13.2, amend and restate sections 5.2 and 7.1(a), and increase the aggregate number of shares available under the Plan by 1,000,000 shares in order to have an adequate number of shares available for future award grants. As of April 24, 2006, a total of 1,346,322 shares had been issued pursuant to previously granted awards under the Plan and were no longer available for award grants; 2,076,230 of the shares under the Plan remain reserved for issuance upon the exercise of currently outstanding awards, at prices ranging from $2.25 to $14.63 per share, or a weighted average exercise price per share of $8.24 and a total of 577,448 shares remained available for additional award grants, prior to giving effect to the proposed increase. The Board of Directors believes that it is in the best interests of Radyne Corporation to be able to continue to create equity incentives to assist in attracting, retaining, and motivating the key employees and consultants.
     From June 29, 2000 through April 24, 2006, the following persons or groups had received awards under the Plan as follows: (i) the Chief Executive Officer and the other executive officers named in the Executive Compensation Summary table: 1,283,770 (ii) all Current Executive Officers as a group: 1,015,280; (iii) all current Directors who are not executive officers as a group: 193,500; and (iv) all employees as a group: 3,848,839.
NEW PLAN BENEFITS

Name and Position	Incentive Stock Options	Non-Qualified Stock Options	Stock Appreciation Rights	Restricted Stock	Performance Shares	Performance Based Awards
Robert C. Fitting
Chief Executive Officer
Malcolm C. Persen		10,000
Chief Financial Officer
Brian Duggan
Chief Executive Officer
Steven W. Eymann		10,000
Executive Vice-President
Garry D. Kline
Corporate Controller
Current Executive Officers		20,000
(including those named above)
Nonemployee Directors		50,000
All Other Employees	389,781	170,119
     We are unable to determine the number of awards to be received in the future by the Chief Executive Officer and the other executive officers named in the Executive Compensation Summary table, all current executive officers as a group, all current Directors who are not also executive officers as a group, or all employees or consultants. Set forth below is a table that shows all equity awards made under the Plan for fiscal year 2005. The same awards would have been made if the proposed amendments were in effect.
     The following summary of the principal features of the Plan is qualified by reference to the terms of the Plan, a copy of which is attached as Annex I to our proxy statement for our 2000 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on May 31, 2000. A copy of the Plan is also available without charge upon request to: Investor Relations, Radyne Corporation, 3138 East Elwood Street, Phoenix, Arizona, 85034.

     The Board of Directors recommends a vote FOR the proposed amendments to the Plan
What is the purpose of the Plan?
     The Board of Directors believes that using long-term incentives under the Plan will be beneficial to promote the success and enhance the value of Radyne Corporation by linking the personal interests of our key employees, non-employee directors, consultants, potential executives in future acquisitions and advisors to those of our stockholders and by providing them with an incentive for outstanding performance. These incentives also provide us flexibility in our ability to attract and retain the services of individuals upon whose judgment, interest, and special effort our success depends.
Who administers the Plan?
     The Plan is administered by either the Board of Directors or a committee appointed by the Board of Directors consisting of at least two non-employee directors who also qualify as “outside directors” under section 162(m) of the Code. If the Board of Directors does not appoint a committee, any reference to the committee will be to the Board of Directors.
     This committee will have the exclusive authority to administer the Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, provided that the committee will not have the authority to waive any performance restrictions with respect to any performance-based awards.
Who is eligible to participate in the Plan?

     Persons eligible to participate in the Plan (other than non-employee director options) include all of our employees, officers, consultants, and advisors. Each of our non-employee directors are eligible to receive non-employee director stock options under the Plan.
What are the number of shares reserved for issuance under the Plan?
     A total of 4,000,000 shares of our common stock are currently authorized for grant under the Plan. If the proposed amendment is approved, that number will increase to 5,000,000. The total number of shares of common stock that may be subject to one or more awards to a single participant under the Plan during any fiscal year is 500,000. The total number of shares of common stock payable in the form of performance-based awards for a performance period is 500,000 or if such performance-based compensation is payable in cash, the total amount payable will be determined by multiplying 500,000 by the fair market value of one share of Stock on the first day of the performance period.
What type of awards are available under the Plan and what are the federal income tax consequences of the available awards under the Plan?
     The Plan allows grants of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, and Performance Based Awards.
Incentive Stock Options
     An Incentive Stock Option, or ISO, is a stock option that satisfies the requirements specified in Section 422 of the Code. Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met.
     An optionee will not be treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the common stock is either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code.
     If common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such common stock is transferred to the optionee, any gain or loss resulting from its disposition will be treated as long-term capital gain or loss. If such common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” will occur. If a disqualifying disposition occurs, the optionee will realize ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, or the selling price of the common stock and the exercise price, whichever is less. The balance of the optionee’s gain on a disqualifying disposition, if any, will be taxed as capital gain.
     In the event an optionee exercises an ISO using common stock acquired by a previous exercise of an ISO, unless the stock exchange occurs after the required holding periods, such exchange shall be deemed a disqualifying disposition of the stock exchanged.

     We will not be entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the common stock received, except that in the event of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.
     Non-Qualified Stock Options
     A Non-Qualified Stock Option, or NQSO, is any stock option other than an Incentive Stock Option. Such options are referred to as “non-qualified” because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code. The options granted to non-employee Directors under the Plan will be NQSOs.
     No taxable income will be realized by an optionee upon the grant of an NQSO, nor are we entitled to a tax deduction by reason of such grant. Upon the exercise of an NQSO, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price and we will be entitled to a corresponding tax deduction.
     Upon a subsequent sale or other disposition of common stock acquired through exercise of an NQSO, the optionee will realize capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee will have no tax consequence to us.
Stock Appreciation Rights
     A Stock Appreciation Right, or SAR, is the right granted to an employee to receive that appreciation in the value of a share of common stock over a certain period of time. Under the Plan, we may pay that amount in cash, in common stock, or in a combination of both.
     A recipient who receives a SAR award is not subject to tax at the time of the grant and we are not entitled to a tax deduction by reason of such grant. At the time such award is exercised, the recipient must include in income the appreciation inherent in the SARs (i.e., the difference between the fair market value of the common stock on the date of grant and the fair market value of the common stock on the date the SAR is exercised). We are entitled to a corresponding tax deduction in the amount equal to the income includable by the recipient in the year in which the recipient recognizes taxable income with respect to the SAR, provided that it withholds taxes from the employee in the amount recognized upon exercise of the SARs.
Restricted Stock Awards
     Under the Restricted Stock feature of the Plan, an eligible individual may be granted a specified number of shares of common stock. However, vested rights to such stock are subject to certain restrictions or are conditioned on the attainment of certain performance goals. If the recipient violates any of the restrictions or fails to satisfy any of the performance standards during the period specified by the committee, the stock is forfeited. A recipient of a Restricted Stock Award will recognize ordinary income equal to the fair market value of the stock at the time the restrictions lapse. We are entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the restrictions lapse.
     Instead of postponing the income tax consequences of a Restricted Stock Award, the recipient may elect to include the fair market value of the common stock in income in the year the award is granted. This election is made under Section 83(b) of the Code. This Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the recipient files his or her Federal income tax return. The notice must be filed within 30 days of the date of grant and must meet certain technical requirements.

     The tax treatment of the subsequent disposition of Restricted Stock will depend upon whether the recipient has made a Section 83(b) election to include the value of the common stock in income when awarded. If the recipient makes a Section 83(b) election, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the common stock and the fair market value of the common stock on the date of grant. The character of such capital gain or loss will depend upon the period the Restricted common stock is held. If no Section 83(b) election is made, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the common stock and the fair market value of the common stock on the date the restrictions lapsed.
Performance Shares
     Under the Plan, the committee may grant performance share units to eligible individuals. Typically, each performance share unit will be deemed to be the equivalent of one share of stock. A recipient of a Performance Share Award will not realize taxable income at the time of grant, and we will not be entitled to a deduction by reason of such grant. Instead, a recipient of Performance Shares will recognize ordinary income equal to the fair market value of the stock at the time the performance goals related to the Performance Shares are attained and paid to the recipient. We are entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the performance goals are achieved.
Performance-Based Awards
     Grants of performance-based awards under the Plan enable the committee to treat restricted stock and performance share awards granted under the Plan as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Because Section 162(m) of the Code only applies to those employees who are “covered employees,” as defined in Section 162(m) of the Code, only covered employees are eligible to receive performance-based awards. Covered employees include our CEO and the four other most highly compensated officers.
     Participants for any given performance period are only entitled to receive payment for a performance-based award for such period to the extent that pre-established performance goals set by the committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: pre- or after-tax net earnings, sales growth, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the committee shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the last day of the performance period in order to be eligible for a performance-based award for that period.
Who has the authority to amend or terminate the Plan?
     The committee, subject to approval of the Board of Directors, may terminate, amend, or modify the Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary or desirable to comply with any applicable law, regulation, or stock exchange or quotation system rule.

     Generally, an amendment to the Plan requires approval by holders of a majority of the outstanding shares of stock who are present, or represented, and entitled to vote thereon, at the annual meeting of stockholders.
STOCKHOLDER PROPOSALS AND NOMINATIONS
     For the 2006 Annual Meeting no stockholder proposals or nominations were submitted to the Company as of the deadline of March 14, 2006.
     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals for the 2007 annual meeting must be received at our principal executive offices by December 30, 2006, to be considered for inclusion in our proxy materials relating to such meeting.
     If you wish to nominate Directors for election at the 2007 Annual Meeting of Stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 requires that you notify our Secretary in writing no later than March 21, 2007, which is 45 days before the anniversary of the date on which we first mailed our proxy materials for the annual meeting. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws.
     All proposals and nominations should be sent to Radyne Corporation Inc., Attention: Corporate Secretary, 3138 East Elwood Street, Phoenix, Arizona, 85034.
EXECUTIVE OFFICERS AND COMPENSATION
The Executive Officers
     Our executive management currently consists of the following personnel, in addition to Robert C. Fitting, the Chief Executive Officer who is named above as a Director.

Name	Age	Position
Myron Wagner	50	President and Chief Operating Officer
Steven Eymann	54	Executive Vice President and Chief Technical Officer
Malcolm C. Persen	52	Chief Financial Officer, Vice President of Finance and Secretary
Garry D. Kline	57	Vice President, Corporate Controller and Assistant Secretary
     MYRON WAGNER joined Radyne in January 2006 as President and Chief Operating Officer. Prior to joining Radyne Corporation, Mr. Wagner was the Vice President and Director of Engineering at General Dynamics C4 Systems, Space and National Systems Division, where he was responsible for all engineering activities of approximately 1100 engineering personnel. Prior to joining General Dynamics in 2004, Mr. Wagner was employed at Motorola Inc, where he held positions of Vice President and Director of the Instant Communications Strategic Business Unit, Vice President and Director of Engineering for a cellular interworking gateway development, President of the Spectrapoint Wireless Division, and Vice President and Director of Engineering for the Teledesic and Celestri projects. Mr. Wagner previously held the position of Vice President of Engineering for the Motorola Government and Space Technologies Group, as well as numerous engineering management and design positions. Mr. Wagner holds an MSEE Degree from Stanford University, and a BSEE degree with honors from the University of Utah.
     STEVEN W. EYMANN has been our Chief Technical Officer since October 1998 and our Executive Vice President since February 1995. Mr. Eymann graduated with honors and a Bachelor of

Science in Electrical Engineering from the University of Nebraska. His professional career began in 1974 at the Motorola Government Electronics Division, where he was a design engineer, task leader and finally a project leader on a number of developments. In 1981, Mr. Eymann joined Comtech Data Corporation, where he was Director of Product Development. Mr. Eymann was responsible for budget, schedule, and technical aspects of all new product development within Comtech. He left Comtech in 1984 to co-found EFData Corporation. As Vice President of Engineering and co-founder of EFData, Mr. Eymann was responsible for new product development and engineering management in the design and manufacture of high technology military and commercial communications equipment. He developed the Intelsat Data Subsystem including modems and redundancy switches. These pre-eminent designs helped EFData become the leading supplier of satellite modems in the world. In 1993, Mr. Eymann became President of EFData.
     MALCOLM C. PERSEN has been our Chief Financial Officer, Vice President of Finance and Secretary since April 2004. From 2002 until joining Radyne, Mr. Persen served as the Chief Financial Officer for DW Acquisitions, a private equity partnership involved in the acquisition and operation of direct-mail and marketing businesses. From June 1999 until July 2002, Mr. Persen was employed as Director of Finance for Avnet, Inc, a distributor of electronic components and computer systems. From March 1995 until July 2002, Mr. Persen was a Senior Manager with the consultancy, Arthur D. Little, where he worked with a global portfolio of clients primarily involved with corporate level strategy development and execution. From 1990 to 1995, Mr. Persen worked for Mercer Management Consulting. Prior to 1990, Mr. Persen served as an independent financial consultant to emerging businesses. Mr. Persen holds a BA in Political Economics from The Colorado College, and an MBA from The Amos Tuck School of Business at Dartmouth College.
     GARRY D. KLINE has been our Vice President, Corporate Controller and assistant secretary since April 2004. From September 1995 until April 2004, Mr. Kline served in various capacities including his current positions as Vice President of Finance, Secretary and Chief Financial Officer. From 1987 until September 1995, Mr. Kline served as CFO and Controller of EFData Corporation. Prior to 1987, Mr. Kline served in various positions, including Vice President of Finance for Megatronics Inc., a publicly held printed circuit board manufacturer, Vice President of Operations for Vernal Lodging Associates, a hospitality management company, and General Partner of Tax and Accounting Computer Service, an accounting services company.

Compensation Committee Report on Executive Compensation
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 that we make, except to the extent we specifically incorporate this Report.
     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of Radyne Corporation, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. We believe that the compensation programs for the executive officers should reflect the Company’s performance and the value created for its stockholders. In addition, the compensation programs should support the goals and values of Radyne Corporation and should reward individual contributions to the Company’s success.
     General Compensation Policy and Philosophy: Our policy is to provide Radyne Corporation’s executive officers with compensation that is based on their individual performance and the financial performance of the Company, and that is competitive enough to attract and retain highly skilled individuals. Each officer’s compensation is comprised of; (i) a base salary, (ii) performance bonuses, and (iii) stock-based incentives designed to tie the overall compensation of the officers to the interests of the stockholders. The Compensation Committee has reviewed all salary, bonus, and stock based incentives of the executive officers.
     Base Salary: Each executive officer’s base salary is based on the recommendation of the Compensation Committee with the input of the Chief Executive Officer. Factors in formulating base salary recommendations include the level of an executive’s compensation in relation to other executives in the Company with the same, more and less responsibilities, the performance of the particular executive’s business unit or department in relation to established strategic plans and the executive officer’s personal performance in helping the Company meet its goals, the Company’s operating budget for the year, and the overall performance of the Company.
     Performance Bonuses and Stock Based Incentives: For each executive officer, performance bonuses and stock based incentives are awarded based upon the recommendation of the Compensation Committee. An executive’s potential performance bonus and stock based incentive package are related to the Company’s operating results and the financial performance of an executive’s division or department.
     CEO Compensation: The Chief Executive Officer’s compensation is determined by the recommendation of the Compensation Committee and is based upon the financial performance of the Company, as well as the value created for its stockholders.
     Compliance with Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each executive officer named in this Proxy Statement. The $1 million limitation generally does not apply to compensation that is considered performance-based. Non-performance-based compensation paid to Radyne Corporation’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per employee. Radyne Corporation believes that its compensation policy satisfies section 162(m). As a result, the Company believes that the compensation paid under this policy is not subject to limits of deductibility. However, there can be no assurance that the Internal Revenue Service would reach the same conclusion. Moreover, the Company has change in control agreements with three of its executive officers, including its Chief Executive Officer. The Company will not be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

     However, the agreements provide for a gross up of severance payments equal to the amount of any excise tax incurred by the officers.
     The Compensation Committee has reviewed the salary, bonus, and stock based incentives for the executive officers. Based on this review, the Compensation Committee finds that the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) paid to executive officers to be reasonable and not excessive. It should be noted that when the Compensation Committee considers any component of the total compensation for executive officers, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option and restricted stock gains are taken into consideration in the Compensation Committee’s decisions.

Michael A. Smith, Chairman Dennis W. Elliott Dr. C.J. Waylan

Compensation Committee Interlocks and Insider Participation
     The Compensation Committee has consisted of Directors: Lee, Elliott, Waylan and Smith. There were no interlocking relationships between Radyne Corporation and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Summary
     The following table sets forth the total compensation paid or accrued for our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers who were employed by us at December 31, 2005. These officers are collectively referred to as the “Named Executive Officers.”

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
					Restricted
				Other Annual	Stock	Securities	LTIP	All Other	Total
Name and		Salary	Bonus	Compensation	Award(s)	Underlying	Payouts	Compensation	Compensation
Principal Position	Year	($)	($)	($)	($)	Options/SARs	($)	($)(2)	($)
Robert C. Fitting	2005	$399,043	$571,941	$—	$—	—	$—	$167,280	$1,138,264
Chief Executive	2004	375,003	264,300	—	—	50,000	—	21,844	661,147
Officer(1)	2003	311,538	224,355	—	—	150,000	—	38,758	574,651
Malcolm C. Persen	2005	$202,688	$90,595	$—	$—	10,000	$—	$74,358	$367,641
Chief Financial	2004	129,805	15,000	—	—	90,000	—	8,781	153,586
Officer(1)(3)	2003	—	—	—	—	—	—	—
Brian Duggan	2005	$260,000	$93,450	$—	$—	—	$—	$210,388	$563,838
President and Chief	2004	260,000	2,318	—	—	—	—	13,987	276,305
Operating Officer(1)	2003	235,422	2,062	—	—	60,000	—	11,689	249,173
Steven W. Eymann	2005	$213,614	$189,792	$—	$—	10,000	$—	$393,010	$796,416
Executive	2004	196,730	37,110	—	—	20,000	—	98,643	332,483
Vice-President(1)	2003	182,870	135,379	—	—	60,000	—	11,972	330,221
Garry D. Kline	2005	$140,000	$64,550	$—	$—	—	$—	$198,863	$403,413
Corporate	2004	140,001	12,426	—	—	—	—	12,450	164,877
Controller(1)(3)	2003	139,891	1,116	—	—	5,000	—	12,967	153,974

(1)	For the year ended 2005, Mr. Fitting was granted a performance bonus in the amount of $567,531 by the Board of Directors and received $4,410 for forfeiture of unused personal time earned and accrued over 160 hours, per company policy. Mr. Persen was granted a performance bonus in the amount of $90,595 by the Board of Directors. Mr. Duggan was granted a performance bonus in the amount of $89,945 by the Board of Directors and received $3,505 for forfeiture of unused personal time earned and accrued over 160 hours, per company policy. Mr. Eymann was paid a bonus in the amount of $75,808 as a result of a 1996 agreement relating to the exercise of Incentive Stock Options that were granted with a bonus feature. Additionally, Mr. Eymann received a performance bonus of $110,595 and received $3,389 for forfeiture of unused personal time earned and accrued over 160 hours, per company policy. Mr. Kline was granted a performance bonus in the amount of $62,125 by the Board of Directors and received $2,425 for forfeiture of unused personal time earned and accrued over 160 hours, per company policy.

(2)	These amounts include matching 401(K) contributions, cafeteria plan benefits, employee stock purchase plan statutory purchase price discounts, disqualifying and qualifying dispositions of shares acquired through the exercise of incentive stock options and employee stock purchase plans and excess group term life insurance. For information regarding payments made by our former majority stockholders to certain Named Executive Officers, see “Certain Relationships And Related Transactions” on page 10 of this Proxy Statement.

(3)	Garry Kline became Corporate Controller, and Malcolm Persen became Chief Financial Officer effective April 2004.

Option Grants in Last Fiscal Year
     The following table sets forth information concerning grants of stock options to the Named Executive Officers during the year ended December 31, 2005.

					Potential Realizable Value at Assumed
					Annual Rates of Stock Price Appreciation for
		Individual Grants			Option Term (1)
	Number of
	Securities	Percent of Total
	Underlying	Options Grated	Exercise or
	Options	to Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/share)	Date	5%($)	10%($)
Robert C. Fitting	—	0%	$—	—	$—	$—
Brian Duggan	—	0%	—	—	—	—
Steven Eymann	10,000	2%	11.24	8/23/2015	70,688	179,137
Malcolm Persen	10,000	2%	11.24	8/23/2015	70,688	179,137
Garry Kline	—	0%	—	—	—	—

No options were granted at a below market price in 2005, and we do not have a stock appreciation rights program.
(1)	These rates of appreciation have been provided for illustrative purposes only. Such rates do not represent expected or forecasted appreciation.
Aggregate Holdings at Fiscal 2005 Year End
     The following table sets forth information concerning option holdings for fiscal 2005 with respect to the Named Executive Officers. There were 159,014 shares acquired on exercises of options by Named Executive Officers in fiscal 2005.

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-The
	Acquired		Options/SARs at Fiscal		-Money Options/SARs at
	On	Value	Year-End		Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert C. Fitting	44,999	$228,370	431,201	—	$2,843,394	—
Brian Duggan	24,500	196,495	306,490	—	1,955,689	—
Steven Eymann	44,100	383,010	324,275	—	2,241,959	—
Malcolm Persen	10,498	66,471	89,502	—	479,236	—
Garry Kline	34,917	282,850	183,165	—	820,286	—

(1)	Options are considered “in the money” if the fair market value of the underlying securities exceeds the exercise price of the options. These values are based on the December 31, 2005 closing price of our common stock of $14.57 per share on the NASDAQ National Market System.
Employment Agreements
     In 2003, the Board of Directors approved, upon recommendation and approval of the Compensation Committee, an employment agreement with Mr. Fitting, which expired on December 31, 2005. The agreement provided for an annual base salary of $375,000, which increased to $400,000 on January 1, 2005, a $75,000 signing bonus, an annual performance-based bonus, plus stock options and other benefits.
     Mr. Fitting was entitled to a performance-based bonus if he met or exceeded certain defined performance criteria. The employment agreement provided that the bonus would be based on earnings before taxes (excluding any extraordinary items) compared with the annual budget approved by the Board of Directors prior to fiscal year commencement. Under this program, Mr. Fitting was eligible for a bonus of $5,000 for each percentage point of earnings over 80% of budget. Earnings over 100% of budget entitled Mr. Fitting to an additional bonus of 20% of earnings over budget. Mr. Fitting is not entitled to a bonus if earnings were less than 80% of budget.
     The agreement also provided for annual grants to Mr. Fitting of options to acquire 150,000 shares, and if employed at the time, an additional grant on November 1, 2004, to acquire 50,000 shares. The options have an exercise price equal to the fair market value on the date of the grant and will vest 25% upon grant and 25% on each anniversary of grant.
     If Mr. Fitting voluntarily terminated his employment for “good reason,” or Mr. Fitting was terminated without “cause,” then (i) we would be required to will pay his salary for two years following termination; (ii) any bonus due Mr. Fitting for the year of termination would be paid subject to his compliance with the agreement, (iii) would be required reimburse Mr. Fitting for COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law; and (iv) any options granted during the term of the agreement would vest automatically.
     If Mr. Fitting was terminated as a result of his death or disability, then we will be obligated to pay or grant to his heirs or personal representative, (i) his then current salary through the date of termination, (ii) a pro rated amount of his bonus for the year, (iii) his COBRA premiums for the period we are required to offer COBRA coverage as a matter of law, (iv) his salary for a period of one year after the event, and, at the one year anniversary of the event, a lump sum equal to his final annual salary, in each case less any payments made under Company-paid insurance policies, and (v) any options granted during the term of this agreement would vest automatically.
     If Mr. Fitting resigned without good reason, or if Mr. Fitting is discharged for cause, we would be obligated to pay Mr. Fitting’s base salary through the date of termination but no bonus would be payable. Any unexercised options would terminate as provided in the applicable plan or agreement.
     Pursuant to Amendment No. 1 to the Employment Agreement with Mr. Fitting, which became effective December 31, 2005 and extended the term of Mr.Fitting’s employment was extendedto December 31, 2006. Under the Amendment, Mr. Fitting’s minimum annual base salary increases to $450,000, and his bonus plan has been amended to require 10% of his annual incentive compensation to be contingent upon the successful accomplishment of a CEO succession plan.
     In 2005, the Board of Directors approved, upon recommendation and approval of the Compensation Committee an employment agreement with Mr. Persen, which expires on March 14, 2008. The agreement provides for an annual base salary of $210,000, an annual performance-based bonus, and other benefits.
     Mr. Persen is entitled to incentive compensation based on the achievement of certain performance targets pursuant to our Management Incentive Plan.

          If Mr. Persen voluntarily terminates his employment for “good reason,” or Mr. Persen is terminated without “cause,” then (i) we will be obligated to continue to pay Mr. Persen salary for two years following termination; (ii) any bonus due Mr. Persen for the year of termination will be paid subject to Mr. Persen’s compliance with the agreement; (iii) we will reimburse Mr. Persen for COBRA premiums for the period we are required to offer COBRA coverage as a matter of law; and (iv) any options granted during the term of the agreement will vest automatically.
          If Mr. Persen’s employment is terminated as a result of death or disability, then we will be obligated to pay or grant to Mr. Persen, his heirs or personal representative, (i) his then current salary through the date of termination, (ii) a pro rated amount of his bonus for the year , (iii) his COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law, and (iv) any options granted during the term of the agreement will vest automatically.
          If Mr. Persen resigns without good reason, or if Mr. Persen is discharged for cause, then we will be obligated to pay his base salary through the date of termination, but no bonus will be payable. Any unexercised options shall terminate as provided in the applicable plan or agreement.
Change of Control Arrangements
          We have entered into Change-in-Control Severance Agreements with Messrs. Fitting, Duggan, Eymann and Persen. Generally, a change in control occurs for purposes of these agreements upon the occurrence of the following:
•	any merger in which the Company is not the surviving entity other than a merger in which our stockholders, immediately prior to the merger, have the same proportionate ownership of beneficial interest immediately after the merger; or

•	any transfer of more than 50% of our assets, other than pursuant to a sale-leaseback, structured finance or other form of financing transaction; or

•	the stockholders’ approval of any plan or proposal for liquidation or dissolution of the Company;

•	any person or entity, other than a current stockholder or affiliate, becomes the beneficial owner of 50% or more of our outstanding capital stock; or

•	a change in control of our Board of Directors during any two-year period, excluding any new Director approved by a vote of at least two-thirds of the Directors who were Directors at the beginning of the period.
If any of these events occurs, the agreements for Messrs. Duggan and Eymann provide for:
•	immediate vesting of all outstanding but unvested stock options;

•	severance compensation equal to 200% of the officers’ respective then current base salary if the officer is terminated without cause, or resigns for good reason, within the first year of a change in control of Radyne Corporation, and 100% of their base salary if the termination occurs within the second year of the change in control event; and

•	COBRA health benefits for a period of eighteen months from the date of any termination after a change in control event.
If any of these events occurs, the agreement for Mr. Persen provides for:
•	immediate vesting of all outstanding but unvested stock options;

•	severance compensation equal to 100% of Mr. Persen’s then current base salary if he is terminated without cause, or resigns for good reason, within two years of the change in control event; and

•	COBRA health benefits for a period of eighteen months from the date of any termination after a change in control event.
If any of these events occurs, the agreement for Mr. Fitting provides for:
•	immediate vesting of all outstanding but unvested stock options;

•	severance compensation equal to 300% of Mr. Fitting’s then current base salary immediately upon a change in control of Radyne Corporation; and

•	COBRA health benefits for a period of eighteen months from the date of any termination after a change in control event.
     The agreements require us to establish a trust account upon a change in control event and deposit funds sufficient to satisfy our obligations to each officer as outlined above.
     Finally, the agreements also contain a non-compete provision restricting Messrs. Fitting, Duggan, Eymann and Persen from competing with us, or our subsidiaries, for a period of one year from any separation from the Company.

STOCK PRICE PERFORMANCE GRAPH
     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) our common stock, (ii) the CRSP Total Return Index for the NASDAQ Stock Market (U.S. Companies) (the “NASDAQ Market”) and (iii) a peer group index selected by us (the “Peer Group”), from December 31, 2000 through December 31, 2005. We selected the Peer Group based upon similar Standard Industrial Codes.
     The graph assumes that $100 was invested on December 31, 2000, in our common stock and in each of the comparison indices, and assumes that all dividends paid were reinvested. The comparisons in the graph are required by the SEC, and are not intended to forecast or be indicative of possible future performance of our common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES
     The Audit Committee, pursuant to authority granted to it by the Board of Directors, has selected KPMG LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiaries for fiscal year 2005.
     We have summarized the fees and expenses paid or payable to KPMG LLP relating to the audit of the 2005 consolidated financial statements and the fees for other professional services billed in 2005:

	2005	2004
	(in thousands)
Audit Fees	$825	$538
Audit-Related Fees	$429	$3
Tax Fees	$—	$—
All Other Fees	$—	$—
     In May 2003, the SEC released final rules to implement Title II of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The rules address auditor independence and have modified the proxy fee disclosure requirements.
     Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.
     Audit–Related Fees include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the above paragraph. Audit-Related services during 2005 included due diligence relating to the acquisition of Xicom Technology, Inc and the three year financial statement audit for year 2002, 2003, and 2004.
     Tax Fees include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning. The were no tax related services performed in fiscal 2005.
     All Other Fees include the aggregate fees billed in each of the last two fiscal years for products and services provided, other than the services reported in the preceding three paragraphs.
     Representatives of KPMG LLP will attend the annual meeting. They will have an opportunity to make a statement to those in attendance and will be available to answer appropriate questions.
     The Audit Committee has reviewed the fees paid to KPMG LLP and has considered whether the fees paid for non-audit services are compatible with maintaining KPMG LLP’s independence. The Audit Committee has also adopted policies and procedures to approve audit and non-audit services provided in 2004 by KPMG LLP in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve a detailed annual pre-approval by the Audit Committee of the types of services to be provided by our independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for further pre-approval. The Audit Committee may additionally ratify certain de minimus services provided by the independent auditor without prior Audit Committee approval, as permitted by the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. We will disclose all such approvals by the Audit Committee, as applicable, in upcoming years.

OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

RADYNE CORPORATION
/s/ MALCOLM C. PERSEN
Malcolm C. Persen
Secretary

April 28, 2006

RADYNE CORPORATION
Annual Meeting of Stockholders — JUNE 7, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert C. Fitting and Malcolm Persen, and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Radyne Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at the offices of the Company at 3138 East Elwood Street, Phoenix, Arizona, 85034, on June 7, 2006, at 2:00 p.m. local time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors
[ ] FOR ALL	[ ] WITHHOLD ALL	[ ] FOR ALL EXCEPT
01) Yip Loi Lee 02) Dennis W. Elliott 03) Robert C. Fitting 04) Dr. C.J. Waylan 05) Dr. James Spilker, Jr.
To withhold authority to vote, mark “For All Except” and write the nominee’s name from the above list below.
     Name(s) to withhold:

2. Approve the Amendment to the Company’s 2000 Long-term Incentive Plan
[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.
IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE FOR ALL NOMINATED DIRECTORS AND TO APPROVE PROPOSAL NO. 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.
Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Signature	,2006 Date

Signature (Joint Owners)	,2006 Date